Investors Bancorp, Inc. Announces Fourth Quarter and Year End Financial Results

SHORT HILLS, N.J., Jan. 26, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $21.1 million for the three months ended December 31, 2011 compared to net income of $16.9 million for the three months ended December 31, 2010. Net income for the year ended December 31, 2011 was $78.9 million compared to net income of $62.0 million for the year ended December 31, 2010. Basic and diluted earnings per share were $0.20 for the three months ended December 31, 2011 compared to $0.16 for the three months ended December 31, 2010. Basic and diluted earnings per share were $0.73 for the year ended December 31, 2011 compared to $0.57 for the year ended December 31, 2010.

Kevin Cummings, President and CEO discussed the Company's results, "We are pleased with our operating results for 2011 as our earnings increased 27% over prior year. Our ratio of allowance for loan loss to total loans increased to 1.32% at December 31, 2011 compared to 1.14% last year while our non-accrual loans to total loans ratio decreased to 1.60% this quarter from 1.82% last quarter. "

Regarding the acquisition of Brooklyn Federal Bancorp completed in January, Mr. Cummings commented, "We are excited about our continued expansion into the New York marketplace. This acquisition enhances our franchise by adding five branches and approximately $390 million in deposits."

The following represents performance highlights and significant events that occurred during the period:

  Net interest margin for the three months ended December 31, 2011 was 3.36%. This represents an increase of 17 basis points compared to prior year.

  The return on average tangible equity improved to 9.19% for the three months ended December 31, 2011, compared to 8.81% for the linked quarter and 7.66% for the three months ended December 31, 2010 and improved to 8.80% for the year ended December 31, 2011 compared to 7.21% for the year ended December 31, 2010.

  Net loans increased $876.5 million, or 11.0%, to $8.79 billion at December 31, 2011 from $7.92 billion at December 31, 2010. During the year ended December 31, 2011, we originated $846.7 million in multi-family loans and $308.2 million in commercial real estate loans.

  Deposits increased by $587.1 million, or 8.7% to $7.36 billion at December 31, 2011 from $6.77 billion at December 31, 2010.

  Efficiency ratio was 42.44% for the three months ended December 31, 2011 and 43.68% for the year ended December 31, 2011.

  Common stock repurchased totaled 536,854 shares during the quarter and 2,413,455 shares during the year ended December 31, 2011.

  The Company maintains a strong tangible capital ratio of 8.71% and is considered well capitalized under regulatory guidelines.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $10.3 million, or 9.4%, to $120.7 million for the three months ended December 31, 2011 from $110.3 million for the three months ended December 31, 2010. This increase is attributed to the average balance of interest-earning assets increasing $1.1 billion, or 11.9%, to $10.09 billion for the three months ended December 31, 2011 from $9.02 billion for the three months ended December 31, 2010. This was partially offset by the weighted average yield on interest-earning assets decreasing 11 basis points to 4.78% for the three months ended December 31, 2011 compared to 4.89% for the three months ended December 31, 2010.

Interest income on loans increased by $11.6 million, or 11.7%, to $111.1 million for the three months ended December 31, 2011 from $99.5 million for the three months ended December 31, 2010, reflecting a $1.03 billion, or 13.3%, increase in the average balance of net loans to $8.79 billion for the three months ended December 31, 2011 from $7.76 billion for the three months ended December 31, 2010. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $702.4 million and $326.8 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $923,000 in loan prepayment penalties as interest income for the three months ended December 31, 2011 compared to $118,000 for the three months ended December 31, 2010. This was partially offset by an 8 basis point decrease in the average yield on loans to 5.05% for the three months ended December 31, 2011 from 5.13% for the three months ended December 31, 2010, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.3 million, or 12.2%, to $9.5 million for the three months ended December 31, 2011 from $10.9 million for the three months ended December 31, 2010. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 51 basis points to 2.95% for the three months ended December 31, 2011 compared to 3.46% for the three months ended December 31, 2010 reflecting the lower interest rate environment. This was partially offset by a $37.5 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.29 billion for the three months ended December 31, 2011 from $1.26 billion for the three months ended December 31, 2010.

Total interest and dividend income increased by $44.9 million, or 10.5%, to $473.6 million for the year ended December 31, 2011 from $428.7 million for the year ended December 31, 2010. This increase is attributed to the average balance of interest-earning assets increasing $1.19 billion, or 14.0%, to $9.70 billion for the year ended December 31, 2011 from $8.51 billion for the year ended December 31, 2010. This was partially offset by the weighted average yield on interest-earning assets decreasing 16 basis points to 4.88% for the year ended December 31, 2011 compared to 5.04% for the year ended December 31, 2010.

Interest income on loans increased by $50.8 million, or 13.3%, to $434.4 million for the year ended December 31, 2011 from $383.5 million for the year ended December 31, 2010, reflecting a $1.26 billion, or 17.6%, increase in the average balance of net loans to $8.46 billion for the year ended December 31, 2011 from $7.20 billion for the year ended December 31, 2010. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $675.1 million and $426.7 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $2.6 million in loan prepayment penalties as interest income for the year ended December 31, 2011 compared to $1.2 million for the year ended December 31, 2010. The growth in the loan portfolio was partially offset by a 20 basis point decrease in the average yield on loans to 5.13% for the year ended December 31, 2011 from 5.33% for the year ended December 31, 2010.

Interest income on all other interest-earning assets, excluding loans, decreased by $6.0 million, or 13.2%, to $39.2 million for the year ended December 31, 2011 from $45.2 million for the year ended December 31, 2010. This decrease reflected a $76.0 million decrease in the average balance of all other interest-earning assets, excluding loans, to $1.23 billion for the year ended December 31, 2011 from $1.31 billion for the year ended December 31, 2010. In addition, the weighted average yield on interest-earning assets, excluding loans, decreased by 27 basis points to 3.18% for the year ended December 31, 2011 compared to 3.45% for the year ended December 31, 2010 reflecting the lower interest rate environment.

Interest Expense

Total interest expense decreased by $2.5 million, or 6.6%, to $35.9 million for the three months ended December 31, 2011 from $38.5 million for the three months ended December 31, 2010. This increase is attributed to the weighted average cost of total interest-bearing liabilities decreasing 32 basis points to 1.59% for the three months ended December 31, 2011 compared to 1.91% for the three months ended December 31, 2010. This was partially offset by the average balance of total interest-bearing liabilities increasing by $989.6 million, or 12.3%, to $9.05 billion for the three months ended December 31, 2011 from $8.06 billion for the three months ended December 31, 2010.

Interest expense on interest-bearing deposits decreased $2.3 million, or 10.4% to $20.0 million for the three months ended December 31, 2011 from $22.3 million for the three months ended December 31, 2010. This decrease is attributed to a 25 basis point decrease in the average cost of interest-bearing deposits to 1.15% for the three months ended December 31, 2011 from 1.40% for the three months ended December 31, 2010 as deposit rates reflect this lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $601.5 million, or 9.5% to $6.96 billion for the three months ended December 31, 2011 from $6.36 billion for the three months ended December 31, 2010. Core deposit accounts- savings, checking and money market, outpaced average total interest-bearing deposit growth as average core deposits increased $659.7 million.

Interest expense on borrowed funds decreased by $235,000, or 1.5%, to $15.9 million for the three months ended December 31, 2011 from $16.2 million for the three months ended December 31, 2010. This decrease is attributed to the average cost of borrowed funds decreasing 75 basis points to 3.06% for the three months ended December 31, 2011 from 3.81% for the three months ended December 31, 2010 as maturing borrowings repriced at lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $388.1 million or 22.9%, to $2.08 billion for the three months ended December 31, 2011 from $1.70 billion for the three months ended December 31, 2010.

Total interest expense decreased by $14.8 million, or 9.3%, to $144.5 million for the year ended December 31, 2011 from $159.3 million for the year ended December 31, 2010. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 41 basis points to 1.66% for the year ended December 31, 2011 compared to 2.07% for the year ended December 31, 2010. This was partially offset by the average balance of total interest-bearing liabilities increasing by $999.7 million, or 13.0%, to $8.70 billion for the year ended December 31, 2011 from $7.70 billion for the year ended December 31, 2010.

Interest expense on interest-bearing deposits decreased $10.9 million, or 12.0% to $79.9 million for the year ended December 31, 2011 from $90.8 million for the year ended December 31, 2010. This decrease is attributed to a 32 basis point decrease in the average cost of interest-bearing deposits to 1.21% for the year ended December 31, 2011 from 1.53% for the year ended December 31, 2010 as deposit rates reflect this lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $704.3 million, or 11.9% to $6.63 billion for the year ended December 31, 2011 from $5.92 billion for the year ended December 31, 2010. The growth of core deposit accounts- savings, checking and money market, represented 89.9%, or $632.9 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $3.9 million, or 5.7%, to $64.6 million for the year ended December 31, 2011 from $68.5 million for the year ended December 31, 2010. This decrease is attributed to the average cost of borrowed funds decreasing 41 basis points to 1.66% for the year ended December 31, 2011 from 2.07% for the year ended December 31, 2010 as maturing borrowings repriced at lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $295.4 million or 16.6%, to $2.08 billion for the year ended December 31, 2011 from $1.78 billion for the year ended December 31, 2010.

Net Interest Income

Net interest income increased by $12.9 million, or 17.9%, to $84.8 million for the three months ended December 31, 2011 from $71.9 million for the three months ended December 31, 2010. The increase was primarily due to the average balance of interest earning assets increasing $1.07 billion to $10.09 billion at December 31, 2011 compared to $9.02 billion at December 31, 2010, as well as a 32 basis point decrease in our cost of interest-bearing liabilities to 1.59% for the three months ended December 31, 2011 from 1.91% for the three months ended December 31, 2010. These were partially offset by the average balance of our interest earning liabilities increasing $989.6 million to $9.05 billion at December 31, 2011 compared to $8.06 billion at December 31, 2010, as well as the yield on our interest-earning assets decreasing 11 basis points to 4.78% for the three months ended December 31, 2011 from 4.89% for the three months ended December 31, 2010. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continues to fall. This reduction in our cost of funds has had a positive impact on our net interest margin which improved by 17 basis points from 3.19% for the three months ended December 31, 2010 to 3.36% for the three months ended December 31, 2011.

Net interest income increased by $59.7 million, or 22.1%, to $329.1 million for the year ended December 31, 2011 from $269.4 million for the year ended December 31, 2010. The increase was primarily due to the average balance of interest earning assets increasing $1.19 billion to $9.70 billion at December 31, 2011 compared to $8.51 billion at December 31, 2010, as well as a 41 basis point decrease in our cost of interest-bearing liabilities to 1.66% for the year ended December 31, 2011 from 2.07% for the year ended December 31, 2010. These were partially offset by, the average balance of our interest earning liabilities increasing $999.7 million to $8.70 billion at December 31, 2011 compared to $7.70 billion at December 31, 2010, as well as the yield on our interest-earning assets decreasing 16 basis points to 4.88% for the year ended December 31, 2011 from 5.04% for the year ended December 31, 2010. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continues to fall. This reduction in our cost of funds has had a positive impact on our net interest margin which improved by 22 basis points from 3.17% for the year ended December 31, 2010 to 3.39% for the year ended December 31, 2011.

Provision for Loan Losses

Our provision for loan losses was $20.0 million for the three months ended December 31, 2011 compared to $19.0 million for the three months ended December 31, 2010. For the three months ended December 31, 2011, net charge-offs were $19.2 million compared to $12.7 million for the three months ended December 31, 2010. For the year ended December 31, 2011, our provision for loan losses was $75.5 million compared to $66.5 million for the year ended December 31, 2010. For the year ended December 31, 2011, net charge-offs were $49.2 million compared to $30.6 million for the year ended December 31, 2010. The increase in our provision is due to continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area.

The following table sets forth non-accrual loans and accruing past due loans on the dates indicated as well as certain asset quality ratios:

	December 30,		September 30,		June 30,		March 31,		December 31,
	2011		2011		2011		2011		2010
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	80	$19.1	75	$18.8	84	$18.0	64	$15.3	89	$17.8
Construction	1	0.7	1	1.5	1	6.3	-	-	-	-
Multi-family	2	0.8	1	0.7	1	1.4	-	-	2	4.7
Commercial real estate	2	1.5	1	0.1	5	6.0	6	4.8	1	0.7
Commercial and industrial	-	-	1	0.1	-	-	-	-	1	0.1
Total 30 to 59 days past due	85	22.1	79	21.2	91	31.7	70	20.1	93	23.3
60 to 89 days past due:
Residential and consumer	33	10.0	36	9.8	32	6.0	24	4.0	39	12.1
Construction	-	-	-	-	-	-	4	13.8	1	7.9
Multi-family	4	6.2	-	-	1	2.5	7	25.0	3	12.9
Commercial real estate	-	-	1	0.3	2	1.6	1	0.7	1	0.5
Commercial and industrial	-	-	1	0.4	1	0.1	-	-	2	0.6
Total 60 to 89 days past due	37	16.2	38	10.5	36	10.2	36	43.5	46	34.0
Total accruing past due loans	122	$38.3	117	$31.7	127	$41.9	106	$63.6	139	$57.3

Non-accrual:
Residential and consumer	321	$85.0	300	$79.5	285	$78.6	281	$80.8	263	$74.7
Construction	15	57.1	25	75.4	24	80.1	22	64.2	26	82.8
Multi-family	-	-	2	0.7	2	0.7	3	2.7	3	2.7
Commercial real estate	1	0.1	11	5.7	8	3.9	11	4.7	8	3.9
Commercial and industrial	-	-	4	0.7	3	0.6	6	2.0	5	1.8
Total Non-accrual Loans	337	$142.2	342	$162.0	322	$163.9	323	$154.4	305	$165.9
Accruing troubled debt restructured loans	15	$10.5	15	$10.5	15	$10.5	15	$ 10.0	13	$ 14.8

Non-accrual loans to total loans		1.60%		1.82%		1.91%		1.87%		2.08%
Allowance for loan loss
as a percent of
non-accrual Loans		82.44%		71.89%		65.32%		64.04%		54.81%
Allowance for loan losses
as a percent of
total loans		1.32%		1.31%		1.25%		1.20%		1.14%

Total non-accrual loans decreased $19.8 million to $142.2 million at December 31, 2011 compared to $162.0 million at September 30, 2011. During the quarter ended December 31, 2011 the Company sold approximately $19.8 million of non performing loans resulting in charge-offs of $10.6 million. At December 31, 2011, there were $22.3 million of loans deemed trouble debt restructurings, of which $10.5 million were accruing and $11.8 million were on non-accrual.

The allowance for loan losses increased by $26.3 million to $117.2 million at December 31, 2011 from $90.9 million at December 31, 2010. The increase in our allowance for loan losses is due to continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income decreased by $3.0 million, or 26.4% to $8.4 million for the three months ended December 31, 2011 from $11.4 million for the three months ended December 31, 2010. The decrease is primarily attributed to a reduction of $2.1 million in the gain on the sale of loans to $3.4 million and a $1.3 million decrease in other non-interest income resulting primarily from a $1.8 million bargain purchase gain recognized during the prior year quarter. The decrease in other income was partially offset by an increase of $671,000 resulting primarily from the fees associated with the sale of non deposit investment products. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $170,000 to $3.5 million.

Total non-interest income increased by $680,000, or 2.6% to $27.2 million for the year ended December 31, 2011 from $26.5 million for the year ended December 31, 2010. The increase is attributed to a $3.8 million increase in fees and service charges to $12.5 million for the year ended December 31, 2011. These fees are primarily from the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts. Income on bank owned life insurance also increased by $642,000. These increases were partially offset by a $3.0 million reduction in gain on the sales of loans, $656,000 in impairment charges on loan servicing rights, as well as $346,000 in net losses on the sale of $58.7 million of mortgage backed securities. In addition, other non-interest income decreased $254,000 to $2.2 million for the year ended December 31, 2011 which is due to the $1.8 million decrease in a bargain purchase gain, partially offset by an increase of $1.3 million from fees associated with the sale of non deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $1.6 million, or 4.2%, to $39.5 million for the three months ended December 31, 2011 from $38.0 million for the three months ended December 31, 2010. Compensation and fringe benefits increased $590,000 primarily as a result of staff additions to support our continued growth. Occupancy expense increased $211,000 as a result of the costs associated with expanding and enhancing our branch network. Data processing expenses increased $235,000 due to the growth in the number of accounts and branches. Advertising and promotion expenses increased $177,000 as a result of expenses related to the branding of Investors Bank. These increases were partially offset by a $525,000 decrease in our FDIC insurance premium due to the implementation of FDIC assessment regulations finalized in July 2011.

Total non-interest expenses increased by $24.8 million, or 19.0%, to $155.6 million for the year ended December 31, 2011 from $130.8 million for the year ended December 31, 2010. Compensation and fringe benefits increased $12.7 million as a result of staff additions to support our continued growth, as well as normal merit increases. Occupancy expense increased $7.2 million as a result of the costs associated with expanding and enhancing our branch network, and increased costs due to the improvements. Data processing expenses increased $2.0 million primarily due to the growth in the number of accounts and branches. Advertising and promotion expenses increased $780,000 primarily as a result of expenses related to the branding of Investors Bank. In addition, other non-interest expense increased $2.1 million as a result of the amortization of deposit premiums increasing $527,000, as well as a $335,000 increase in training related costs. These increases were partially offset by a $1.4 million decrease in our FDIC insurance premium due to the implementation of FDIC assessment regulations finalized in July 2011.

Income Taxes

Income tax expense was $12.6 million for the three months ended December 31, 2011, representing a 37.32% effective tax rate compared to income tax expense of $9.5 million for the three months ended December 31, 2010 representing a 36.05% effective tax rate.

Income tax expense was $46.3 million for the year ended December 31, 2011, representing a 36.98% effective tax rate compared to income tax expense of $36.6 million for the year ended December 31, 2010 representing a 37.11% effective tax rate.

Balance Sheet Summary

Total assets increased by $1.10 billion, or 11.5%, to $10.70 billion at December 31, 2011 from $9.60 billion at December 31, 2010. This increase was largely the result of an $860.3 million increase in net loans, including loans held for sale, to $8.81 billion at December 31, 2011 from $7.95 billion at December 31, 2010.

Net loans, including loans held for sale, increased by $860.3 million, or 10.8%, to $8.81 billion at December 31, 2011 from $7.95 billion at December 31, 2010. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the year ended December 31, 2011, Investors Home Mortgage Co. originated $1.28 billion in residential mortgage loans of which $513.6 million were sold to third party investors and $767.2 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2011, we purchased loans totaling $688.4 million from these entities. We also purchase, on a "bulk purchase" basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the year ended December 31, 2011, we purchased $22.5 million of residential mortgage loans on a "bulk purchase" basis.

Additionally, for the year ended December 31, 2011, we originated $846.7 million in multi-family loans, $308.2 million in commercial real estate loans, $120.8 million in construction loans, $104.1 million in commercial and industrial loans, and $94.3 million in consumer and other loans.

At December 31, 2011, total loans were $8.89 billion and included $5.03 billion in residential loans, $1.82 billion in multi-family loans, $1.42 billion in commercial real estate loans, $277.6 million in construction loans, $242.2 million in consumer and other loans and $106.3 million in commercial and industrial loans.

Securities, in the aggregate, increased by $190.1 million, or 17.6%, to $1.27 billion at December 31, 2011, from $1.08 billion at December 31, 2010. The increase in the portfolio was primarily due to the purchase of $604.7 million of agency issued mortgage backed securities, partially offset by the sale of $58.7 million in non-agency and other mortgage-backed securities, and normal paydowns or maturities during the year ended December 31, 2011. The securities sold were comprised of $40.0 million of smaller balance US Agency mortgage-backed securities as well as $18.7 million in lower rated non-agency mortgage-backed securities. The Company continues to hold $35.1 million in its non-agency mortgage backed securities portfolio, of which $25.8 million are rated AAA and $9.3 million are rated AA and all are performing under contractual terms.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $36.4 million from $80.4 million at December 31, 2010 to $116.8 million at December 31, 2011 as a result of an increase in our level of borrowings at December 31, 2011. Other assets decreased $8.1 million primarily due to the $8.6 million amortization of prepaid FDIC insurance premiums. There was a $4.0 million reduction in bank owned life insurance as a result of death benefit payouts.

Deposits increased by $587.1 million, or 8.7%, to $7.36 billion at December 31, 2011 from $6.77 billion at December 31, 2010. This was attributed to an increase in core deposits of $685.2 million or 20.6%, partially offset by a $98.1 million decrease in certificates of deposit. In May 2011, the Company sold the four branches in Massachusetts acquired from Millennium bcpbank. These branches held $80.0 million in deposits at December 31, 2010.

Borrowed funds increased $429.0 million, or 23.5%, to $2.26 billion at December 31, 2011 from $1.83 billion at December 31, 2010 to fund our asset growth.

Stockholders' equity increased $66.2 million to $967.4 million at December 31, 2011 from $901.3 million at December 31, 2010. The increase is primarily attributed to the $78.9 million net income for year ended December 31, 2011, $8.7 million of compensation cost related to equity incentive plans, partially offset by $32.5 million in purchases of treasury stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of December 31, 2011 had over eighty branch offices located throughout northern and central New Jersey and New York.

Earnings Conference Call January 27, 2012 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, January 27, 2012 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on January 27, 2012 from 1:00 p.m. (ET) through April 30, 2012, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10008196. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2011 and December 31, 2010
	December 31,	December 31,
Assets	2011	2010
	(In thousands)
Cash and cash equivalents	$90,139	76,224
Securities available-for-sale, at estimated fair value	983,715	602,733
Securities held-to-maturity, net (estimated fair value of
$311,860 and $514,223 at December 31, 2011
and December 31, 2010, respectively)	287,671	478,536
Loans receivable, net	8,794,211	7,917,705
Loans held-for-sale	18,847	35,054
Federal Home Loan Bank stock	116,813	80,369
Accrued interest receivable	40,063	40,541
Other real estate owned	3,081	976
Office properties and equipment, net	60,555	56,927
Net deferred tax asset	133,526	128,210
Bank owned life insurance	112,990	117,039
Intangible assets	39,225	39,004
Other assets	20,749	28,813
Total assets	$10,701,585	9,602,131
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,362,003	6,774,930
Borrowed funds	2,255,486	1,826,514
Advance payments by borrowers for taxes and insurance	43,434	34,977
Other liabilities	73,222	64,431
Total liabilities	9,734,145	8,700,852
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 110,937,672 and 112,851,127 outstanding
at December 31, 2011 and December 31, 2010, respectively	532	532
Additional paid-in capital	536,408	533,720
Retained earnings	561,596	483,269
Treasury stock, at cost; 7,082,608 and 5,169,153 shares at
December 31, 2011 and December 31, 2010, respectively	(87,375)	(62,033)
Unallocated common stock held by the employee stock
ownership plan	(32,615)	(34,033)
Accumulated other comprehensive loss	(11,106)	(20,176)
Total stockholders' equity	967,440	901,279
Total liabilities and stockholders' equity	$10,701,585	9,602,131

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$111,126	99,483	434,377	383,531
Securities:
Government-sponsored enterprise obligations	—	169	268	710
Mortgage-backed securities	7,032	8,001	29,341	35,857
Municipal bonds and other debt	1,322	1,339	5,269	4,463
Interest-bearing deposits	7	34	37	238
Federal Home Loan Bank stock	1,180	1,320	4,280	3,904
Total interest and dividend income	120,667	110,346	473,572	428,703
Interest expense:
Deposits	19,985	22,293	79,889	90,811
Secured borrowings	15,924	16,159	64,599	68,482
Total interest expense	35,909	38,452	144,488	159,293
Net interest income	84,758	71,894	329,084	269,410
Provision for loan losses	20,000	19,000	75,500	66,500
Net interest income after provision
for loan losses	64,758	52,894	253,584	202,910
Non-interest income
Fees and service charges	3,474	3,304	12,530	8,757
Income on bank owned life insurance	707	598	3,139	2,497
Gain on loan transactions, net	3,350	5,401	9,735	12,785
Gain (loss) on securities transactions	37	(9)	(257)	35
Loss on sale of other real estate owned, net	(35)	—	(141)	—
Other income	884	2,145	2,198	2,451
Total non-interest income	8,417	11,439	27,204	26,525
Non-interest expense
Compensation and fringe benefits	21,312	20,722	85,688	72,953
Advertising and promotional expense	1,761	1,584	6,352	5,572
Office occupancy and equipment expense	6,646	6,435	26,786	19,632
Federal insurance premiums	1,950	2,475	9,300	10,650
Stationery, printing, supplies and telephone	1,120	928	3,444	2,899
Professional fees	1,697	1,520	5,329	4,970
Data processing service fees	2,093	1,858	8,252	6,276
Other operating expenses	2,963	2,439	10,470	7,861
Total non-interest expenses	39,542	37,961	155,621	130,813
Income before income tax expense	33,633	26,372	125,167	98,622
Income tax expense	12,551	9,497	46,281	36,603
Net income	$21,082	16,875	78,886	62,019
Basic earnings per share	$0.20	0.16	0.73	0.57
Diluted earnings per share	0.20	0.16	0.73	0.56
Weighted average shares outstanding
Basic	106,731,854	108,692,554	107,839,000	109,713,516
Diluted	107,011,699	108,923,009	108,044,786	109,878,252

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2011			December 31, 2010
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 72,563	$ 7	0.04%	$ 84,263	$ 34	0.16%
Securities available-for-sale	808,225	4,219	2.09%	580,709	3,147	2.17%
Securities held-to-maturity	303,861	4,135	5.44%	517,047	6,362	4.92%
Net loans	8,794,223	111,126	5.05%	7,761,627	99,483	5.13%
Federal Home Loan Bank stock	108,809	1,180	4.34%	73,986	1,320	7.14%
Total interest-earning assets	10,087,713	120,667	4.78%	9,017,632	110,346	4.89%
Non-interest earning assets	415,109			417,988
Total assets	$ 10,502,882			$ 9,435,620

Interest-bearing liabilities:
Savings	$ 1,260,764	$ 2,262	0.72%	$ 1,076,717	$ 3,693	1.37%
Interest-bearing checking	1,232,006	1,656	0.54%	996,881	1,517	0.61%
Money market accounts	1,077,989	2,075	0.77%	837,498	1,867	0.89%
Certificates of deposit	3,391,320	13,992	1.65%	3,449,437	15,216	1.76%
Borrowed funds	2,084,379	15,924	3.06%	1,696,288	16,159	3.81%
Total interest-bearing liabilities	9,046,458	35,909	1.59%	8,056,821	38,452	1.91%
Non-interest bearing liabilities	499,308			464,268
Total liabilities	9,545,766			8,521,089
Stockholders' equity	957,056			914,531
Total liabilities and stockholders' equity	$ 10,502,822			$ 9,435,620

Net interest income		$ 84,758			$ 71,894

Net interest rate spread			3.20%			2.99%

Net interest earning assets	$ 1,041,255			$ 960,811

Net interest margin			3.36%			3.19%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Year Ended
	December 31, 2011			December 31, 2010
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 70,079	$ 37	0.05%	$ 132,365	$ 238	0.18%
Securities available-for-sale	692,664	15,431	2.23%	497,094	12,430	2.50%
Securities held-to-maturity	369,553	19,447	5.26%	604,238	28,600	4.73%
Net loans	8,461,031	434,377	5.13%	7,197,608	383,531	5.33%
Federal Home Loan Bank stock	101,764	4,280	4.21%	76,368	3,904	5.11%
Total interest-earning assets	9,695,100	473,572	4.88%	8,507,673	428,703	5.04%
Non-interest earning assets	411,009			397,436
Total assets	$ 10,106,109			$ 8,905,109

Interest-bearing liabilities:
Savings	$ 1,230,093	$ 9,713	0.79%	$ 944,894	$ 13,958	1.48%
Interest-bearing checking	1,075,694	5,999	0.56%	908,567	6,406	0.71%
Money market accounts	929,291	7,275	0.78%	748,707	7,299	0.97%
Certificates of deposit	3,393,105	56,902	1.68%	3,321,671	63,148	1.90%
Borrowed funds	2,075,598	64,599	3.11%	1,780,205	68,482	3.85%
Total interest-bearing liabilities	8,703,781	144,488	1.66%	7,704,044	159,293	2.07%
Non-interest bearing liabilities	466,876			308,785
Total liabilities	9,170,657			8,012,829
Stockholders' equity	935,452			892,280
Total liabilities and stockholders' equity	$ 10,106,109			$ 8,905,109

Net interest income		$ 329,084			$ 269,410

Net interest rate spread			3.22%			2.97%

Net interest earning assets	$ 991,319			$ 803,629

Net interest margin			3.39%			3.17%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.11	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2011	2010

Return on average assets	0.80%	0.72%
Return on average equity	8.81%	7.38%
Return on average tangible equity	9.19%	7.66%
Interest rate spread	3.20%	2.99%
Net interest margin	3.36%	3.19%
Efficiency ratio	42.44%	45.55%
Non-interest expense to average total assets	1.51%	1.61%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.12

	For the Year Ended
	December 31,
	2011	2010

Return on average assets	0.78%	0.70%
Return on average equity	8.43%	6.95%
Return on average tangible equity	8.80%	7.21%
Interest rate spread	3.22%	2.97%
Net interest margin	3.39%	3.17%
Efficiency ratio	43.68%	44.20%
Non-interest expense to average total assets	1.54%	1.47%
Average interest-earning assets to average
interest-bearing liabilities	1.11	1.10

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	December 31,	December 31,
	2011	2010

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.46%	1.74%
Non-performing loans as a percent of total loans	1.72%	2.08%
Allowance for loan losses as a percent of non-accrual loans	82.44%	54.81%
Allowance for loan losses as a percent of total loans	1.32%	1.14%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	13.07%	13.75%
Tier 1 risk-based capital (to risk weighted assets) (1)	11.81%	12.50%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.21%	8.56%
Equity to total assets (period end)	9.04%	9.39%
Average equity to average assets	9.26%	10.02%
Tangible capital (to tangible assets)	8.71%	9.02%
Book value per common share	$8.98	$8.23

Other Data:
Number of full service offices	81	82
Full time equivalent employees	959	869

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama, ISBC, +1-973-924-5105, dcama@myinvestorsbank.com